UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Amendment No. 1 on
FORM 8-K/A
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 30, 2011
SWISHER HYGIENE INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-35067	27-3819646

(Commission File Number)	(I.R.S. Employer Identification No.)

4725 Piedmont Row Drive, Suite 400	28210
Charlotte, North Carolina

(Address of Principal Executive Offices)	(Zip Code)
(704) 364-7707
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Explanatory Note
     Swisher Hygiene Inc. is filing this Amendment No. 1 on Form 8-K/A primarily to refile the Credit Agreement previously filed as Exhibit 10.1 to our Form 8-K filed on April 5, 2011 in order to include information previously omitted from such exhibit and to include disclosure relating to the previously omitted information.

Item 1.01	Entry into a Material Definitive Agreement.
     The information set forth in Item 2.03 of this report on Form 8-K is hereby incorporated in Item 1.01 by reference.

Item 1.02	Termination of a Material Definitive Agreement.
     The information set forth under Item 2.03 of this report on Form 8-K relating to the termination of previously existing aggregate $25 million credit facilities to which Swisher Hygiene, Inc. (“Swisher Hygiene”) was a party, is hereby incorporated in Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On March 30, 2011, Swisher Hygiene entered into a $100 million senior secured revolving credit facility with the lenders named therein and Wells Fargo Bank, National Association, as administrative agent for the lenders (the “New Credit Facility”). Under the New Credit Facility, Swisher Hygiene has initial borrowing availability of $32.5 million, which will increase to the fully committed $100 million upon delivery of Swisher Hygiene’s unaudited quarterly financial statements for the quarter ended March 31, 2011 and satisfaction of certain financial covenants regarding leverage and coverage ratios and a minimum liquidity requirement, which requirements Swisher Hygiene expects to meet.
     Borrowings under the facility are secured by a first priority lien on substantially all of Swisher Hygiene’s existing and hereafter acquired assets, including $25 million of cash on borrowings in excess of $75 million. Furthermore, borrowings under the facility are guaranteed by all of Swisher Hygiene’s domestic subsidiaries and secured by substantially all the assets and stock of Swisher Hygiene’s domestic subsidiaries and substantially all of the stock of the Swisher Hygiene’s foreign subsidiaries.
     Interest on borrowings under the New Credit Facility will typically accrue at London Interbank Offered Rate (“LIBOR”) plus 2.5% to 4.0%, depending on the ratio of senior debt to Consolidated EBITDA (as such term is defined in the New Credit Facility). Swisher Hygiene also has the option to request swingline loans and borrowings using a base rate. Interest is payable no more frequently than monthly on all outstanding borrowings. The New Credit Facility matures on July 31, 2013.
     Borrowings and availability under the New Credit Facility are subject to compliance with financial covenants, including achieving specified Consolidated EBITDA, maintaining leverage and coverage ratios and a minimum liquidity requirement. The Consolidated EBITDA covenant, the leverage and coverage ratios, and the minimum liquidity requirements should not be considered indicative of Swisher Hygiene’s expectations regarding future performance. The New Credit Facility also places restrictions on Swisher Hygiene’s ability to incur additional indebtedness, make certain acquisitions, create liens or other encumbrances, sell or otherwise dispose of assets, and merge or consolidate with other entities or enter into a change of control transaction. Failure to achieve or maintain the financial covenants in the New Credit Facility or failure to comply with one or more of the operational covenants could adversely affect our ability to borrow monies and could result in a default under the New Credit Facility. The New Credit Facility is subject to other standard default provisions.
     The New Credit Facility replaces Swisher Hygiene’s existing aggregate $25 million credit facilities: (i) a $10 million revolving line of credit pursuant to the Credit Agreement by and between Swisher International, Inc. and Wachovia Bank, National Association, dated November 14, 2005, as amended, and (ii) a $15 million revolving credit facility pursuant to the Credit Agreement by and between HB Service, LLC and Wachovia Bank, National Association, dated as of June 25, 2008, as amended.
     The foregoing description of the material terms of the New Credit Facility is qualified by reference to the terms of the Credit Agreement, Pledge and Security Agreement, and Guaranty Agreement, filed with this report as Exhibits 10.1, 10.2 and 10.3 and incorporated in this report by reference.
     On March 31, 2011, Swisher Hygiene issued a press release announcing the New Credit Facility. A copy of the press release is attached as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
10.1	Credit Agreement among Swisher Hygiene Inc., the lenders named therein and Wells Fargo Bank, National Association, dated March 30, 2011. (Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.)

10.2	Pledge and Security Agreement by Swisher Hygiene Inc., certain subsidiaries of Swisher Hygiene, Inc. named therein, and Wells Fargo Bank, National Association, dated March 30, 2011. (Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.)*

10.3	Guaranty Agreement by certain subsidiaries of Swisher Hygiene Inc. and Guaranteed Parties named therein, dated March 30, 2011.*

99.1	Press release of Swisher Hygiene Inc. dated March 31, 2011.*

*	previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2011	SWISHER HYGIENE INC.
	By:	/s/ Steven R. Berrard
Steven R. Berrard
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1
Credit Agreement among Swisher Hygiene, Inc., the lenders named therein and Wells Fargo Bank, National Association, dated March 30, 2011. (Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.)